UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 15, 2010
Bank of Commerce Holdings

California	0-25135	94-2823865

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification Number)

1901 Churn Creek Road
Redding, California	96002

(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (530) 772-3952
N/A
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c ))

Item 8.01 Other Events
On March 12, 2010, the Company completed a loan “swap” transaction accounted for as a transfer of financial assets, which included the purchase of a pool of residential mortgage home equity loans with an estimated fair value of $21,799,448. The residential mortgage home equity loan portfolio (portfolio) was purchased from a private equity firm in exchange for a combination of approximately $7.0 million in carry value of certain non-performing loans and cash of approximately $14.8 million. The non-performing loans were transferred without recourse and were carried at fair value prior to the exchange, in accordance with accounting standards.
The Company has recognized the financial and servicing assets it controls and the liabilities it has incurred as proceeds of the transfer, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Company has initially recognized all assets obtained at fair value. The difference between the fair value and the outstanding balance of the assets received is amortized or accreted over the life of the asset as an adjustment to the yield.
The current market for residential mortgage home equity loans is illiquid. Given the lack of level 1 and 2 fair value indications, a level 3 valuation approach was adopted. The Company engaged an independent third party to assist management of the Company in estimating the value of the portfolio utilizing observable market rates and credit characteristics for similar instruments. In its analysis, the Company used characteristics market participants considered factors specific to (a) the asset, (b) the principal (or most advantageous) market for the asset, and (c) market participants with whom the Company would transact in the market. The net estimated discount rate utilized in the discounted cash flow was 9.90% in conjunction with a constant prepayment rate (CPR) of 20.0%. The non-recurring fair value of the portfolio was determined to be 98.6% of par or $21.8 million as of March 12, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 15, 2010	/s/ Samuel D. Jimenez
	By:	Samuel D. Jimenez
Senior Vice President and
Chief Financial Officer

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